Exhibit 21

List of Subsidiaries

JURISDICTION OF
INCORPORATION
	ENTITY	OR ORGANIZATION

1	Artesyn Communication Products Scandinavia AB	Sweden
2	Artesyn Communications Products, Inc.	Wisconsin
3	Artesyn Communications Products UK Ltd.	Scotland
4	Spider Software, Ltd.	Scotland
5	Artesyn Asset Management, Inc.	Delaware (Bahamas – domiciled)
6	Artesyn North America, Inc.	Delaware
7	Artesyn Delaware, Inc.	Delaware
8	Artesyn Delaware LLC	Delaware
9	Artesyn Cayman LP	Cayman Islands
10	Artesyn International Ltd.	Cayman Islands
11	Artesyn Holding (Ireland) Ltd.	Ireland
12	Artesyn Ireland, Ltd.	Cayman Islands
13	Artesyn Technologies Asia Pacific, Ltd.	Hong Kong
14	Artesyn Netherlands BV	Netherlands
15	Artesyn UK Ltd.	United Kingdom
16	Artesyn France SARL	France
17	Artesyn Holding GmbH	Austria
18	Artesyn Austria GmbH	Austria
19	Artesyn Austria GmbH & Co. KG	Austria
20	Artesyn Hungary Electronikai kft	Hungary
21	Artesyn Germany GmbH	Germany
22	Artesyn Elektronische Gerate Beteiligungs-und Verwaltungs-GmbH	Germany
23	Artesyn GmbH & Co. KG	Germany
24	Artesyn Technologies Japan KK	Japan
25	Zhongshan Artesyn Technologies Electronics Co., Ltd. (JV for distribution of power products in the PRC)	PRC